Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to Panacos Pharmaceuticals, Inc. Amended and Restated 2005 Supplemental Equity Compensation Plan and Panacos Pharmaceuticals, Inc. Amended and Restated 1998 Employee Stock Purchase Plan of our report dated February 16, 2005, with respect to the September 29, 1999 (inception) to December 31, 2004 consolidated financial statements of Panacos Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, VA

March 9, 2007